Exhibit 10.6

COMPENSATION ARRANGEMENT AGREEMENT

THIS COMPENSATION ARRANGEMENT AGREEMENT (this “Agreement”) is made this 5th day of November, 2003 (the “Effective Date”), by and between UNION PACIFIC CORPORATION, a Utah corporation (“Union Pacific”), OVERNITE CORPORATION, a Virginia corporation (“Overnite”), and OVERNITE TRANSPORTATION COMPANY, a Virginia corporation (“OTC”).

BACKGROUND

WHEREAS, Union Pacific announced its intention to sell its entire interest in Overnite Holding, Inc. by an initial public offering of Overnite common stock;

WHEREAS, Union Pacific and Overnite desire to enter into this Agreement evidencing their understanding and obligations with respect to various Union Pacific employee benefit, incentive and deferred compensation plans; and

WHEREAS, Union Pacific and Overnite agree that certain special terms should apply to individuals who are employed by Overnite or an affiliate of Overnite on the Effective Date and who participate in certain employee benefit, incentive and deferred compensation plans of Union Pacific on the Effective Date (“Employees”)

NOW THEREFORE, in consideration of the mutual agreements, provisions, and covenants contained in this Agreement and in order to facilitate the initial public offering of the Overnite common stock, Union Pacific and Overnite, intending to be bound hereby, agree as follows:

1. Stock Options

(a) This Section 1 applies to the Union Pacific Stock Options. The term “Union Pacific Stock Options” means an option (whether vested or nonvested) to purchase Union Pacific common stock granted under a Union Pacific stock option plan and that, on the Effective Date, is held by an Employee.

(b) Each Union Pacific Stock Option that is intended to be an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and that was granted before 1996 shall remain outstanding and shall continue to vest (or become exercisable) in accordance with its original terms as if the Employee’s employment with Overnite or an affiliate after the Effective Date was employment with Union Pacific; provided, however, that such options shall expire and shall not be exercisable after the earlier of (i) the original expiration date of such option and (ii) the date that is three months after the Effective Date.

(c) Each Union Pacific Stock Option that is intended to be an incentive stock option under Section 422 of the Code, and that was granted after 1995 shall remain outstanding and shall continue to vest (or become exercisable) in accordance with its original terms as if the Employee’s employment with Overnite or an affiliate after the Effective Date was employment with Union Pacific; provided, however, that such options shall expire and shall not be exercisable after the earlier of (i) the original expiration date of such option and (ii) the fifth anniversary of the Effective Date and shall by virtue of this Section 1(c) become nonqualified options under the Code.

(d) Each Union Pacific Stock Option that is not intended to be an incentive stock option under Section 422 of the Code, shall remain outstanding and shall continue to vest (or become exercisable) in accordance with its original terms as if the Employee’s employment with Overnite or an affiliate after the Effective Date was employment with Union Pacific; provided, however, that such options shall expire and shall not be exercisable after the earlier of (i) the original expiration date of such option and (ii) the fifth anniversary of the Effective Date.

2. Retention Shares

Each Retention Share that is outstanding on the Effective Date and that is held by an Employee shall be vested and transferable as of the Effective Date. The term “Retention Share” means a “Retention Share” as defined in the Union Pacific 2001 Stock Incentive Plan.

3. 2001 Long-Term Plan

Awards under the Union Pacific 2001 Long-Term Plan (the “LTP”), whether denominated as retention shares, retention stock units, cash awards or otherwise, held by Employees on the Effective Date (the “LTP Awards”) shall remain outstanding, and Union Pacific waives as of the Effective Date all employment requirements set forth in the LTP All of the LTP Awards shall be paid in accordance with the 2001 Long-Term Plan to the extent that the applicable Union Pacific performance objectives are achieved.

4. Supplemental Executive Retirement Plan

(a) Union Pacific agrees to guarantee payment of the benefit accrued under Overnite’s Supplemental Executive Retirement Plan (“SERP”) to each of the Employees identified on Schedule I to this Agreement (and their respective beneficiaries in accordance with the applicable terms of the SERP) in the event Overnite fails to pay all or part of the benefit payable under the SERP to such Employee or beneficiary: provided, (i) Union Pacific’s obligation under this Section 4 with respect to any Employee shall not exceed the benefit accrued under the SERP as of December 31, 2003 and shall be determined using the terms of the SERP as of the Effective Date and (ii) the obligation of Union Pacific to make payments under this Section 4 with respect to any Employee (or their beneficiary) will be reduced by the amount of all payments made to such Employee (or their beneficiary) directly or indirectly by Overnite pursuant to the terms and conditions of the SERP or in satisfaction thereof. Any payment made by Union Pacific pursuant to this Section 4 shall be made directly to the Employee or their beneficiary, as appropriate.

(b) In the event that Overnite fails or refuses to pay all or any part of a benefit or benefits to any Employee (or their beneficiary) to which they are entitled under this Section 4 after any such Employee or beneficiary has in good faith submitted a claim to Overnite for such benefit or benefits (and such Employee has not caused the failure or refusal by Overnite to make any such payment), Union Pacific shall make such payments as are required by Section 4(a). Union Pacific, in addition to all other rights or remedies available at law, in equity or otherwise, including, without limitation, legal subrogation, shall be subrogated to the rights of any Employee (or their beneficiary) with respect to any payments made to any Employee (or their beneficiary) pursuant to Section 4(a) such that Union Pacific may recover directly from either or both of Overnite and OTC (or their respective successors and assigns) the aggregate amount of any such payments.

5. Supplemental 401(k) Plan

(a) Union Pacific agrees to guarantee the payment of benefits accrued under Overnite’s Supplemental 401(k) Plan (the “Supplemental Thrift Plan”) to each of the Employees identified on Schedule II to this Agreement (and their beneficiaries in accordance with the applicable provisions of the

Supplemental Thrift Plan) in the event that Overnite fails to pay all or part of the benefit payable under such plan to such Employee or beneficiary; provided, however, that (a) Union Pacific’s obligation under this Section 5 with respect to any individual shall not exceed the benefit that the Employee accrued under the Supplemental Thrift Plan as of the Effective Date, as adjusted for net losses and (b) the obligation of Union Pacific to make payments under this Section 5 with respect to any Employee (or their beneficiary) will be reduced by the amount of all payments made to such Employee (or their beneficiary) directly or indirectly by Overnite pursuant to the terms and conditions of the Supplemental Thrift Plan or in satisfaction thereof. Any payment made by Union Pacific pursuant to this Section 5, including, without limitation, payments for in-service withdrawals or installment distributions, shall be made directly to the Employee or their beneficiary, as appropriate.

(b) In the event that Overnite fails or refuses to pay all or any part of a benefit or benefits to any Employee (or their beneficiary) to which they are entitled under this Section 5 after any such Employee or beneficiary has in good faith submitted a claim to Overnite for such benefit or benefits (and such Employee has not caused the failure or refusal by Overnite to make any such payment), Union Pacific shall make such payments as are required by Section 5(a). Union Pacific, in addition to all other remedies available at law, in equity or otherwise, including, without limitation, legal subrogation, shall be subrogated to the rights of any Employee (or their beneficiary) with respect to any payments made to any Employee (or their beneficiary) pursuant to Section 5(a) such that Union Pacific may recover directly from either or both of Overnite or OTC (or their respective successors and assigns) the aggregate amount of any such payments.

6. Other Deferred Compensation Plans

Union Pacific agrees that an Employee’s employment with Overnite or an affiliate will be deemed continued employment under the plans for purposes of vesting and determining the date on which distributions will commence under the nonqualified deferred compensation plans maintained by Union Pacific; provided, however, that an Employee shall not accrue any additional benefits (except for gains or losses attributable to investments) under such plans on account of employment with Overnite or an affiliate after the Effective Date. Union Pacific agrees that it remains liable for the payment of benefits to Employees under such nonqualified deferred compensation plans; provided, however, that the obligation of Union Pacific under this Section 6 with respect to any individual covered under this Section 6 shall be adjusted to reflect any subsequent gains or losses attributable to investments. Notwithstanding the foregoing, Union Pacific waives as of the Effective Date all employment requirements set forth in the plans.

7. Cooperation

Union Pacific and Overnite agree to cooperate and exchange such information as either party shall reasonably require in the administration of their respective employee benefit plans.

8. Third Party Beneficiaries

Union Pacific and Overnite are entering into this Agreement in order to, inter alia, provide certain assurances to Employees with respect to their rights under various employee benefit, incentive and deferred compensation plans maintained by Union Pacific. Accordingly, each Employee is a third party beneficiary of this Agreement and each Employee has the right to enforce the terms of this Agreement as it pertains to such Employee.

9. Implementation

Union Pacific and Overnite agree to take such actions as may be necessary or desirable to implement the provisions of this Agreement, including the amendment of the applicable Union Pacific employee benefit, incentive and deferred compensation programs or awards thereunder. Union Pacific and Overnite also agree to communicate the applicable terms of this Agreement and any such amendments to Employees.

10. Governing Law

This Agreement shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Virginia other than its choice of law provisions to the extent that they would require the application of the laws of a State other than the Commonwealth of Virginia.

11. Successors and Assigns

This Agreement shall be binding upon the successors and assigns of Union Pacific and Overnite; provided, however, that neither party may assign its obligations or duties under this Agreement without the prior written consent of the other party.

12. Amendments

The terms of this Agreement may be altered or amended only by a written instrument executed on behalf of Union Pacific and Overnite.

13. Counterparts

This Agreement may be executed in two counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement.

IN WITNESS WHEREOF, Union Pacific and Overnite have caused this Compensation Arrangement Agreement to be duly executed as of the date first set forth above.

UNION PACIFIC CORPORATION,

by	/s/ Carl W. von Bernuth
Name:	Carl W. von Bernuth
Title:	Senior Vice President, Secretary and General Counsel

OVERNITE CORPORATION,

by	/s/ Patrick D. Hanley
Name:	Patrick D. Hanley
Title:	Senior Vice President and Chief Financial Officer

OVERNITE TRANSPORTATION COMPANY,

by	/s/ Patrick D. Hanley
Name:	Patrick D. Hanley
Title:	Senior Vice President and Chief Financial Officer

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